Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the use of our reports dated June 19, 2018, with respect to the consolidated statements of financial position of MakeMyTrip Limited as of March 31, 2017 and 2018, and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2018, incorporated herein by reference.

/s/ KPMG

Gurugram, Haryana, India

July 5, 2018